MUNCY COLUMBIA FINANCIAL 8-K

Exhibit 10.2

FOURTH AMENDMENT TO

Supplemental Executive Retirement Plan

THIS FOURTH AMENDMENT (the “Amendment”) is made and entered into as of the 11th day of February 2025, by and between Journey Bank (successor by merger to The Muncy Bank and Trust Company) (the “Company”), and Robert Glunk (the “Executive”).

The Company and the Executive entered into a Supplemental Executive Retirement Plan dated May 17, 2016, as amended by that certain First Amendment dated July 28, 2016, that certain Second Amendment dated May 21, 2019, and that certain Third Amendment dated February 13, 2024 (together, the "Agreement"), which provides deferred compensation benefits to the Executive under the circumstances described therein. The Company and the Executive now wish to further amend the Agreement by the execution and delivery of this Fourth Amendment.

Now, therefore, the Employer and the Executive agree as follows and adopt the following amendments to the Agreement:

Sections 2.1 through 2.5 of the Agreement shall be deleted in their entirety and replaced by the following:

2.1 Retirement Benefit. Upon Separation from Service, the Company shall pay the Executive an annual benefit in the amount of One Hundred Fifty Thousand Dollars ($150,000). The annual benefit will be paid for fifteen (15) years in equal monthly installments commencing the month following Separation from Service.

2.2 [RESERVED]
2.3 [RESERVED]
2.4 [RESERVED]
2.5 [RESERVED]

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have executed this Fourth Amendment.

Executive:	Company:

/s/ Robert Glunk	By:	/s/ Lance O. Diehl
Robert Glunk		Lance O. Diehl, President and Chief Executive Officer